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EXHIBIT 11.1


                             COMPUTATION OF NET LOSS
                                  PER SHARE (1)
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                                                                           THREE MONTHS                    SIX MONTHS
                                                                           ENDED JUNE 30,                 ENDED JUNE 30,
                                                                           --------------                 --------------
                                                                        1997            1996           1997            1996
                                                                   -------------   ------------   ------------    ------------
Primary and Fully Diluted:
Weighted average common shares outstanding for the period . . .       8,295,000       8,160,000      8,297,000       8,157,000
                                                                   ------------    ------------   ------------    ------------
                                                                   ------------    ------------   ------------    ------------
Net loss. . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ (2,951,000)   $ (2,606,000)  $ (5,975,000)   $ (4,654,000)
                                                                   ------------    ------------   ------------    ------------
                                                                   ------------    ------------   ------------    ------------

Net loss per share. . . . . . . . . . . . . . . . . . . . . . .          ($0.36)         ($0.32)        ($0.72)         ($0.57)
                                                                   ------------    ------------   ------------    ------------
                                                                   ------------    ------------   ------------    ------------

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(1)  Primary and fully diluted calculations are substantially the same.